EXHIBIT 11

                      ADAC LABORATORIES AND SUBSIDIARIES
               COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                     (in thousands except per share data)
          For the three years in the period ended September 28, 1997


                                               Fiscal Years
                                  ------------------------------------------
                                      1997           1996           1995
                                  ------------   ------------   ------------
Average shares outstanding             18,413         17,360         16,426

Net effect of dilutive stock
 options and warrants                   1,115          1,147            653
                                  ------------   ------------   ------------
Average common and common
equivalent shares outstanding          19,528         18,507         17,079
                                  ============   ============   ============

Net Income                            $16,778        $16,637        $11,073
                                  ============   ============   ============

Net income per share                    $0.86          $0.90          $0.65
                                  ============   ============   ============

Primary and fully diluted income per share differs by less than one cent in all periods.